NeuroMetrix Reports Q3 2024 Business Highlights

Company Continues to Pursue Review of Strategic Alternatives

WOBURN, Mass., November 5, 2024 (Globe NewsWire) -- NeuroMetrix, Inc. (Nasdaq: NURO) today reported financial and business highlights for the quarter and nine months ended September 30, 2024. The Company develops proprietary non-invasive medical devices for the diagnosis and treatment of pain and neurological disorders. NeuroMetrix, Inc. is actively pursuing its previously announced review of strategic options to enhance shareholder value.

Over the past several quarters, the Company has strengthened its Board of Directors, terminated common stock sales under its ATM program, implemented a reduction-in-force, and phased-out its legacy ADVANCE® business. As a result, operating expenses and cash usage have been lowered by over $0.5M per quarter. The Company continues to build the Quell® Fibromyalgia business via direct-to-physician marketing and sales to Veterans Health Administration facilities.

Q3 Business Highlights:
•Quell revenue increased by 50% to $184,000 in Q3 2024 from $123,000 in Q3 2023. Quell revenue includes Quell Fibromyalgia (prescription) and Quell Relief (OTC).
•DPNCheck® revenue of $404,000 in Q3 2024 declined by $568,000 or 58% from Q3 2023. The primary DPNCheck market, Medicare Advantage (MA), is in the final year of the CMS phase-out of risk-adjustment compensation for many types of patient screening, including peripheral neuropathy. Potential opportunities in alternative markets are being pursued.

Q3 Financial Results:

Revenue in Q3 2024 of $0.6 million was lower by $0.6 million or 51% from Q3 2023. DPNCheck was the primary factor in the decline. Gross profit of $0.3 million was down by $0.5 million due to the DPNCheck revenue effect, the unfavorable shift in product mix, and lower production volume. Operating expenses of $2.1 million in Q3 2024, were reduced by $0.7 million or 25% from the prior year period. The Q3 2024 net loss was $1.5 million, or ($0.75) per share, versus $1.8 million, or ($1.66) per share, in Q3 2023. There were 2.0 million common shares outstanding at the end of Q3 2024 and 1.1 million shares outstanding at the end of Q3 2023.

Revenue of $2.5 million for the nine months ended September 30, 2024 declined by $2.1 million or 47% from the comparable period in 2023. Net loss of $6.0 million, or ($3.10) per share, compared with the net loss of $4.9 million, or ($4.86) per share, during the 2023 period.

As of September 30, 2024, cash, cash equivalents and securities totaled $14.8 million.

The Company believes it is in the best interests of shareholders that the strategic review process continues. There can be no assurance that this process will result in the Company pursuing or consummating any particular transaction or other strategic outcome. The Company has not set a timetable for completion of this evaluation process and may not disclose further developments unless disclosure is appropriate or necessary.

About NeuroMetrix

NeuroMetrix is a commercial stage healthcare company that develops and commercializes neurotechnology devices to address unmet needs in the chronic pain and diabetes markets. The Company's products are wearable or hand-held medical devices enabled by proprietary consumables and software solutions that include mobile apps, enterprise software and cloud-based systems. The Company has two commercial brands. Quell® is a wearable neuromodulation platform. DPNCheck® is a point-of-care screening test for peripheral neuropathy. For more information, visit www.neurometrix.com.

Safe Harbor Statement

The statements contained in this press release include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including, without limitation, statements regarding the company’s or management’s expectations regarding the business, as well as events that could have a meaningful impact on the company’s revenues and cash resources. While the company believes the forward-looking statements contained in this press release are accurate, there are a number of factors that could cause actual events or results to differ materially from those indicated by such forward-looking statements, including, without limitation, estimates of future performance, and the ability to successfully develop, receive regulatory clearance, commercialize and achieve market acceptance for any products. There can be no assurance that future developments will be those that the company has anticipated. Such forward-looking statements involve known and unknown risks, uncertainties and other factors including those risks, uncertainties and factors referred to in the company’s most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, as well as other documents that may be filed from time to time with the Securities and Exchange Commission or otherwise made public. The company is providing the information in this press release only as of the date hereof, and expressly disclaims any intent or obligation to update the information included in this press release or revise any forward-looking statements.

Source: NeuroMetrix, Inc.

Thomas T. Higgins
SVP and Chief Financial Officer
neurometrix.ir@neurometrix.com

NeuroMetrix, Inc.
Statements of Operations
(Unaudited)

	Quarters Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023

Revenues	$587,314	$1,203,164	$2,450,018	$4,583,679

Cost of revenues	275,357	421,382	1,129,125	1,484,240

Gross profit	311,957	781,782	1,320,893	3,099,439

Operating expenses:
Research and development	299,739	592,654	1,510,223	2,045,588
Sales and marketing	441,171	943,795	1,937,914	2,504,630
General and administrative	1,313,095	1,206,231	4,697,450	3,843,643

Total operating expenses	2,054,005	2,742,680	8,145,587	8,393,861

Loss from operations	(1,742,048)	(1,960,898)	(6,824,694)	(5,294,422)

Other income	233,822	192,161	798,962	414,482

Net loss	$(1,508,226)	$(1,768,737)	$(6,025,732)	$(4,879,940)

NeuroMetrix, Inc.
Condensed Balance Sheets
(Unaudited)

	September 30, 2024	December 31, 2023

Cash, cash equivalents and securities	$14,834,600	$17,997,151
Other current assets	1,961,090	2,857,291
Noncurrent assets	393,330	569,999
Total assets	$17,189,020	$21,424,441

Current liabilities	$1,209,871	$1,240,639
Lease obligation, net of current portion	-	92,485
Stockholders’ equity	15,979,149	20,091,317
Total liabilities and stockholders’ equity	$17,189,020	$21,424,441

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